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Exhibit 99.1

International Rectifier Elects New Board Member

EL SEGUNDO, Calif.—(BUSINESS WIRE)—September 1, 2009—International Rectifier Corporation (NYSE:IRF) today announced the election of Dwight W. Decker, Ph.D, to its Board of Directors.

Dr. Decker, 59, served as Chairman and Chief Executive Officer of Conexant from the time of the company's spin-off from Rockwell International in January 1999 through February 2004. At that time, he became Chairman of the Board, returning to the position of Chief Executive Officer in November 2004 until his retirement in July 2007. He remained the company's non-executive Chairman of the Board until August of 2008 and continues as a Director.

Dr. Decker joined Rockwell International in 1989 in engineering management and prior to the spin-off of Conexant he held the position of Senior Vice President of Rockwell and President of Rockwell Semiconductor Systems. Before joining Rockwell, he was Director of Modem Engineering for Telebit Corporation in Mountain View, Calif. Previously, Dr. Decker was an assistant professor of mathematics at North Carolina State University in Raleigh, N.C.

International Rectifier's Chief Executive Officer and Director Oleg Khaykin said, "We are very pleased to welcome Dwight to our Board. As a semiconductor industry veteran, Dwight's executive management experience will greatly benefit IR as we continue to move the company forward."

Dr. Decker additionally serves as non-executive Chairman of the Board for Mindspeed Technologies, Inc., a communications infrastructure semiconductor company and BCD Semiconductor, a private analog component manufacturer in Shanghai, China. He also serves on the boards of Newport Media, a private semiconductor company focused on mobile broadcast media markets; and Pacific Mutual Holding Company, a provider of life insurance and financial-services products. In addition, Dr. Decker is currently the Chairman of the Board of the Global Semiconductor Alliance, the semiconductor industry's broadest and most global business association.

Dr. Decker was elected to serve a Board term scheduled to expire at the Company's 2011 annual meeting.

About International Rectifier
International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR's analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications. Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR's power management solutions to power their next generation products. For more information, go to www.irf.com.

Note: Statements made or implied in this release that are in the future tense or that are accompanied by words such as "will," or variations of such words are "forward-looking" and involve risks and uncertainties that are not within International Rectifier's control. A fuller explanation of these risks and uncertainties, including those related to the changes to the company's internal controls and governance policies, is contained in International Rectifier's periodic and other filings from time to time with the Securities and Exchange Commission.

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Company contact:
Investors
Portia Switzer
310.726.8254

Chris Toth
310.252.7731

Media
Graham Robertson
310.529.0321

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  Exhibit 99.1
International Rectifier Elects New Board Member